                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
Investor Release

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
---------------------                     ----------------------------
10/22/02                                  Investors:    Mary Healy, 630-623-6429
                                          Media:   Anna Rozenich, 630-623-7316

                        McDONALD'S REPORTS GLOBAL RESULTS

OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter and nine months ended September 30, 2002.

..    Diluted earnings per share were $0.38 for the quarter.

..    Total revenues were $4.0 billion for the quarter and $11.5 billion for the nine months, up 3% and 4%, respectively, in constant currencies.

..    Systemwide sales totaled $10.9 billion for the quarter and $31.0 billion for the nine months, up 1% and 2%, respectively, in constant currencies.

..    During the quarter, McDonald's repurchased $154 million of its stock.

..    McDonald's announced a reallocation of capital spending for 2003, with a focus on building sales at existing restaurants and dramatically reducing traditional McDonald's restaurant additions to about 600.

Key highlights - Consolidated


Dollars in millions, except per common                                                              Percent
share data                                                                                    Increase/(Decrease)
                                                                                           -------------------------
                                                                                                 As        Constant
Quarters ended September 30                                    2002            2001        Reported        Currency*
                                                          ---------       ---------        --------        ---------
Systemwide sales                                          $10,908.1       $10,629.2               3               1
Total revenues                                              4,047.0         3,879.3               4               3
Operating income                                              829.8           746.6              11               6
Net income                                                    486.7           545.5             (11)            (14)
Net income per common share diluted                            0.38            0.42             (10)            (12)

Nine months ended September 30

Systemwide sales                                          $31,036.5       $30,517.7               2               2
Total revenues                                             11,506.5        11,098.5               4               4
Operating income                                            2,316.3         2,214.3               5               3

Income before cumulative effect of accounting
change                                                      1,335.9         1,364.7              (2)             (4)
Cumulative effect of accounting change, net of tax            (98.6)              -             n/m             n/m
Net income                                                  1,237.3         1,364.7              (9)            (11)

Per common share - diluted:
  Income before cumulative effect of
  accounting change                                            1.04            1.04               -              (2)
  Cumulative effect of accounting change                      (0.08)              -             n/m             n/m
  Net income                                                   0.96            1.04              (8)            (10)


* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

n/m  Not meaningful

SUMMARY COMMENTARY

Jack M. Greenberg, Chairman and Chief Executive Officer, said, "Excluding the impact of 2002 and 2001 special items(1), nine month 2002 diluted income per common share before the cumulative effect of the accounting change increased 5% to $1.07.

     "This year certainly has proven to be even more challenging than we had anticipated. Yet, we are seeing continued momentum in some areas of our business and some improvement in other areas, as we continue to respond to changing worldwide economic and competitive environments. For example, our performance in France continues to be strong. In the U.S., we've seen improvements in our customers' drive-thru experience, as determined by an independent research study, as well as in our mystery shop scores. More recently, we've seen an improvement in U.S. sales in conjunction with the start of our national value campaign that began on October 4. In Brazil, we generated positive comparable sales each month throughout the quarter, giving us the strongest quarterly sales performance in years.

     "In addition, we firmly believe that there are untapped growth opportunities for our existing McDonald's restaurant business. We have always focused on achieving appropriate returns on each and every dollar invested. In today's world, it's even more critical that we do so.

     "Accordingly, we are taking significant actions to optimize our business in the current operating environment. First, we will dramatically reduce restaurant openings in 2003 and focus more of our considerable financial resources on our existing business in order to drive comparable sales growth, increase cash from operations and improve returns. Second, we are currently reviewing our G&A spending and are committed to limiting G&A growth to a rate less than half that of Systemwide sales growth in 2003. This is notable, as we plan to achieve this while increasing G&A spending on technology that is designed to further leverage our size in order to increase efficiency and effectiveness, while supporting future growth.

     "We expect total capital expenditures of approximately $1.9 billion in 2003, which is about $100 million less than expected in 2002. This reflects a reduction in capital spent on new restaurant openings around the world of almost $500 million. We plan to invest nearly $100 million of this capital savings in new buildings for U.S. franchised restaurants in 2003, in order to give our best owner/operators additional financial flexibility to purchase more restaurants as well as to reinvest in their existing restaurants. This is in contrast to the past few years when U.S. owner/operators had the option to own new restaurant buildings. As a result of this change, the Company will collect additional rent and earn a good return. In addition, we plan to reallocate approximately $300 million of the $500 million in capital savings primarily to increase reinvestments in existing restaurants.

     "In 2003, we expect to add about 600 net traditional McDonald's restaurants globally, 450 fewer than this year, and down dramatically from a high of nearly 2,000 traditional restaurant additions in 1996. In addition, we plan to add 150 to 175 net Partner Brand restaurants in 2003. In 2002, we expect to add approximately 1,300 net McDonald's restaurants, including 250 satellites, and about 90 net Partner Brand restaurants. The increase in Partner Brand additions in 2003 includes a doubling of Chipotle restaurant openings, as the concept continues to deliver strong comparable sales and excellent returns and has impressive customer brand loyalty.

     "During 2003, we will continue to concentrate McDonald's restaurant openings in markets with solid returns and will significantly reduce the amount of capital we invest in Asia/Pacific/Middle East/Africa (APMEA) and Latin America, where returns have been pressured in recent years by weak economies. At the same time, we plan to significantly reduce traditional McDonald's restaurant openings in the U.S., and somewhat in Europe, and to increase investments in existing U.S. restaurants to boost comparable sales.

     "Operationally, in the U.S. we continue to focus on improving our customers' experiences with our Restaurant Operations Improvement Process, great everyday value and increased menu flexibility. We will complete the national rollout of our Dollar Menu next month and continue to run our first sustained national price-point advertising message in more than five years. The recent results we have seen from these initiatives give us confidence that sales will build as we create increased demand for Brand McDonald's.

     "In Europe, we continue to attract customers with a combination of taste, value and service initiatives. In addition to continued strong performance in France, we have increased our market share against our major competitors in the U.K. And in Germany, we have maintained our share against our major competitors in the face of an overall decline in the country's informal eating-out market.

     "We continue to target 2002 annual earnings per share of $1.43 or better excluding special charges(1). Achieving this target will require a significant improvement in sales trends. Including the charges, our earnings per share target is $1.31 or better. This reflects a foreign currency translation benefit of two to three cents.

     "Going forward, we expect to benefit from the many actions we are taking. The level of comparable sales growth we generate and the judicious management of costs and capital spending will determine our success. Our primary focus will be optimizing our existing business, growing cash from operations and improving returns. This will include increasing our investments in existing restaurants to drive comparable sales, investing in new restaurants that generate attractive returns, investing in technology to improve long-term performance, and growing our existing Company-operated restaurant base as appropriate. The level of growth in cash from operations will depend on our operating performance and interest, tax and foreign currency exchange rates, as well as working capital needs.

     "McDonald's remains in a strong financial position, with solid credit ratings. During the quarter, we repurchased $154 million of our stock, bringing year-to-date share repurchases to $620 million. In 2003, we plan to repurchase at least $500 million of McDonald's stock.

     "Also, today, McDonald's Board of Directors approved a 4.4 percent increase in the annual dividend to 23.5 cents per share, payable on December 2, 2002 to shareholders of record on November 15, 2002."

(1) See "Cumulative Effect of Accounting Change" and "Special Items" sections on page 6.

OPERATING RESULTS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle and Donatos Pizzeria. In addition, McDonald's has a minority ownership in Pret A Manger. In March 2002, the Company sold its Aroma Cafe business in the U.K.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     Foreign currency translation had a positive impact on the total revenues growth rate for the quarter primarily due to the stronger Euro and British Pound, partly offset by weaker Latin American currencies (primarily the Argentine Peso, Brazilian Real and Venezuelan Bolivar). For the nine months, foreign currency translation had a minimal impact on the total revenues growth rate as the stronger Euro and British Pound were offset primarily by the weaker Latin American currencies. Foreign currency translation had a positive impact on the consolidated operating income growth rate for both periods primarily due to the stronger Euro.

     See the following table for the effect of foreign currency translation on consolidated reported results for the quarter and nine months.

--------------------------------------------------------------------------------------------------------------
Effect of foreign currency translation on consolidated
reported results - positive/(negative)
                                                                Quarter ended             Nine months ended
In millions, except per common share data                  September 30, 2002            September 30, 2002
--------------------------------------------------------------------------------------------------------------
Total revenues                                                          $55.5                        $(44.6)
--------------------------------------------------------------------------------------------------------------
Operating income                                                         35.6                          45.4
--------------------------------------------------------------------------------------------------------------
Net income                                                               17.0                          19.3
--------------------------------------------------------------------------------------------------------------
Net income per common share - diluted                                    0.01                          0.02
--------------------------------------------------------------------------------------------------------------

Cumulative Effect of Accounting Change

     Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment test, the Company recorded a non-cash charge of $98.6 million after tax in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly over the last several years.

Special Items

     In first quarter 2002, the Company recorded $43.0 million (pre and after tax) of non-cash asset impairment charges in other operating expense, primarily related to the impairment of assets in existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness.

     In second quarter 2001, the Company recorded a $24.0 million (pre and after tax) non-cash asset impairment charge in other operating expense due to an assessment of the ongoing impact of Turkey's significant currency devaluation on our business.

     In third quarter 2001, the Company recorded charges of $84.1 million ($63.9 million after tax) primarily related to the closing of 154 underperforming restaurants in international markets and $17.4 million ($12.1 million after tax) primarily related to the write-off of certain technology investments in other operating expense. In addition, the Company recorded the following nonoperating items: a $12.4 million ($8.1 million after tax) charge primarily related to the write-off of a corporate investment and a $137.1 million (pre and after tax) gain related to the initial public offering of McDonald's Japan. The gain reflected an increase in the carrying value of our investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

     See the following table for a reconciliation of reported results to adjusted results excluding special items.

Reconciliation of reported                                                     Net Income
results to adjusted results                                                Per Common Share -
excluding special items                                                      Diluted,  Before
                                                Income Before               Cumulative Effect
Dollars in millions, except per              Cumulative Effect of             of Accounting
common share data                             Accounting Change                  Change
-------------------------------          ----------------------------    ----------------------
                                                                %Inc/                    %Inc/
Quarters ended September 30                2002       2001      (Dec)    2002    2001    (Dec)
As reported                              $  486.7   $  545.5     (11)    $0.38   $0.42    (10)

McDonald's Japan IPO gain                             (137.1)                     (.10)
Charges for underperforming
restaurant closings                                     63.9                       .05
Technology write-off and other
charges                                                 12.1                       .01
Corporate investment write-off                           8.1
  Total special items                                  (53.0)                     (.04)

Adjusted                                 $  486.7   $  492.5      (1)    $0.38   $0.38     -
Nine months ended
September 30
As reported                              $1,335.9   $1,364.7      (2)    $1.04   $1.04     -

McDonald's Japan IPO gain                             (137.1)                     (.10)
Charges for underperforming
restaurant closings                                     63.9                       .05
Asset impairment charges                     43.0       24.0               .03     .02
Technology write-off and other
charges                                                 12.1                       .01
Corporate investment write-off                           8.1
  Total special items                        43.0      (29.0)              .03    (.02)

Adjusted                                 $1,378.9   $1,335.7       3     $1.07   $1.02     5

Net Income and Diluted Net Income Per Common Share

     For the quarter, net income declined $58.8 million or 11% and diluted net income per common share declined $0.04 or 10%. However, third quarter 2001 results included special items totaling $53.0 million or $0.04 per share of income.

     For the nine months, income before the cumulative effect of an accounting change declined $28.8 million or 2% and diluted income per common share before the cumulative effect of this accounting change was flat at $1.04. Results for the nine months 2002 included special charges of $43.0 million or $0.03 per share and results for the nine months 2001 included special items totaling $29.0 million or $0.02 of income per share.

     As previously mentioned, the Company adopted the new goodwill accounting rules on January 1, 2002, resulting in a first quarter 2002 non-cash charge of $98.6 million after tax to reflect the cumulative effect of this accounting change. For the nine months, net income, which included the charge for the cumulative effect of the accounting change, declined $127.4 million or 9% and diluted net income per share declined $0.08 or 8%.

     Weighted average shares outstanding for both periods were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. During the nine months, the Company repurchased 23.1 million shares of its common stock for approximately $620 million.

Systemwide Sales and Total Revenues

     Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. Management believes that Systemwide sales are useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments, along with initial fees. These fees received from franchisees and affiliates along with sales from Company-operated restaurants are reported as revenues.

Systemwide sales
                                                                                                Percent
Dollars in millions                                                                       Increase/(Decrease)
                                                                                  -----------------------------------
                                                                                          As            Constant
Quarters ended September 30                             2002            2001           Reported         Currency*
                                                  --------------- --------------- ---------------- ------------------

U.S.                                                 $ 5,203.4       $ 5,206.5             -               n/a
Europe                                                 2,846.7         2,520.2            13                 3
APMEA                                                  1,829.9         1,828.6             -                (2)
Latin America                                            357.7           431.4           (17)                8
Canada                                                   400.5           391.5             2                 3
Partner Brands                                           269.9           251.0             8                 8
   Total Systemwide sales                            $10,908.1       $10,629.2             3                 1
Nine months ended September 30
U.S.                                                 $15,249.0       $15,071.6             1               n/a
Europe                                                 7,707.5         6,969.6            11                 7
APMEA                                                  5,085.3         5,344.9            (5)               (3)
Latin America                                          1,107.7         1,318.4           (16)                2
Canada                                                 1,098.5         1,094.5             -                 2
Partner Brands                                           788.5           718.7            10                10
   Total Systemwide sales                            $31,036.5       $30,517.7             2                 2


     * Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     Systemwide sales and revenues may grow at different rates during a given period, primarily due to a change in the mix of Company-operated, franchised and affiliated restaurants. For example, mix is impacted by purchases and sales of restaurants between the Company and franchisees.

     For the nine months ended September 30, 2002, about 30% of Systemwide sales was generated by Company-operated restaurants, while 75% of revenues was generated by Company-operated restaurants.

   Total revenues
                                                                                                 Percent
   Dollars in millions                                                                      Increase/(Decrease)
                                                                                     ----------------------------------
                                                                                           As            Constant
   Quarters ended September 30                             2002             2001        Reported         Currency*
                                                    --------------- ---------------- --------------- ------------------
   U.S.                                                  $ 1,408.1        $ 1,390.8         1               n/a
   Europe                                                  1,380.7          1,267.5         9                 -
   APMEA                                                     623.7            576.7         8                 5
   Latin America                                             201.2            241.3       (17)               13
   Canada                                                    172.9            161.3         7                 8
   Partner Brands                                            260.4            241.7         8                 8
      Total revenues                                     $ 4,047.0        $ 3,879.3         4                 3

   Nine months ended September 30
   U.S.                                                  $ 4,076.3        $ 4,060.8         -               n/a
   Europe                                                  3,789.1          3,518.1         8                 4
   APMEA                                                   1,788.0          1,631.6        10                 9
   Latin America                                             619.4            739.1       (16)                6
   Canada                                                    473.7            458.7         3                 5
   Partner Brands                                            760.0            690.2        10                10
      Total revenues                                     $11,506.5        $11,098.5         4                 4


     * Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     On a global basis, the increases in sales and revenues for the quarter and nine months were due to restaurant expansion, partly offset by negative comparable sales. On a constant currency basis, revenues increased at a higher rate than sales primarily due to significantly lower sales from our affiliate in Japan. Under our affiliate structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, Japan's sales decline had a larger negative impact on Systemwide sales than on revenues.

     U.S. sales were relatively flat for the quarter as expansion was offset by negative comparable sales, while U.S. sales increased for the nine months as expansion more than offset negative comparable sales. U.S. revenues increased for the quarter due to an increase in the Company-operated restaurant base and were relatively flat for the nine months.

     In Europe, constant currency sales increased for the quarter due to expansion, partly offset by negative comparable sales, while Europe's sales for the nine months increased due to expansion and positive comparable sales. Strong results in France were partly offset in both periods by negative comparable sales in Germany, where the economy continues to contract, and negative comparable sales in the U.K. for the quarter. Our marketing messages in Germany and the U.K. during the quarter did not resonate as well with consumers as we had hoped. Further, we expect the difficult economic conditions in Germany to continue in the near term. Europe's revenue growth rates were lower than the sales growth rates for both periods primarily due to a higher percentage of franchised restaurants in 2002, compared with 2001.

     Constant currency sales results in APMEA declined for both periods due to negative comparable sales, partly offset by expansion. Positive comparable sales in Australia and expansion in China were more than offset by negative comparable sales in Japan in part due to weak economic conditions and consumer concerns regarding food safety. We expect Japan's results in the near term to continue to be weak. Despite a decrease in sales, APMEA's constant currency revenues increased for the quarter and nine months primarily due to a higher percentage of Company-operated restaurants and our affiliate structure in Japan. In addition, APMEA's revenues for the nine months benefited from a restructuring of our ownership in the Philippines in July 2001 that resulted in the reclassification of restaurants and related revenues from franchised to Company-operated.

     In Latin America, constant currency sales increased for both periods primarily due to positive comparable sales in Brazil and expansion. Revenues increased at a higher rate than sales for both periods partly due to a shift to a higher percentage of Company-operated restaurants in 2002.

     The sales and revenues increases in Partner Brands for both periods were due to expansion and positive comparable sales.

Combined Operating Margins

     The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

Combined operating margins
                                           Quarters ended    Nine months ended
                                            September 30        September 30
                                         ------------------  ------------------
                                           2002      2001      2002      2001
Dollars in millions
Company-operated                         $  416.6  $  419.2  $1,163.6  $1,164.5
Franchised                                  812.9     798.6   2,315.4   2,269.8

     Combined operating margins          $1,229.5  $1,217.8  $3,479.0  $3,434.3
Percent of sales/revenues
Company-operated                             15.1%     15.9%     14.9%     15.4%
Franchised                                   79.2      79.7      78.8      79.1

     Combined operating margin dollars increased $11.7 million or 1% for the quarter (2% decrease in constant currencies) and $44.7 million or 1% for the nine months (1% in constant currencies). The U.S. and Europe segments accounted for more than 80% of the combined margin dollars for both periods.

     Consolidated food & paper costs decreased as a percent of sales for the quarter and nine months, while payroll costs and occupancy & other operating expenses increased as a percent of sales for both periods.

     The U.S. Company-operated margin percent decreased for the quarter and increased for the nine months. As a percent of sales, food & paper costs and occupancy & other operating expenses decreased for both periods, while payroll costs increased. In addition, both periods benefited from the elimination of goodwill amortization and a lower contribution rate to the national co-op for advertising expenses. However, these benefits were more than offset by higher labor costs for the quarter.

     The Company-operated margin percent in Europe decreased for the quarter, primarily due to negative comparable sales, and also decreased for the nine months. Payroll costs as a percent of sales increased in both periods. Company-operated margins as a percent of sales in APMEA and Latin America were relatively flat for the quarter but decreased for the nine months.

     The declines in the consolidated franchised margin percent for the quarter and nine months reflect negative comparable sales and higher occupancy costs due to an increased number of leased sites. The franchised margin percent in APMEA increased for the nine months primarily due to the restructuring of our ownership in the Philippines in July 2001. The restructuring resulted in the reclassification of our restaurants and related margins, that were lower than the average for the segment, from franchised to Company-operated.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses increased 5% for the quarter on both a reported and constant currency basis and were relatively flat for the nine months (1% increase in constant currencies). Both periods reflected higher spending on future restaurant-related technology improvements, as well as the benefit of the global change initiatives introduced in late 2001. The nine months also included a reduction in certain performance-based compensation accruals.

Other Operating Income (Expense), Net

Other operating income (expense), net
                                                 Quarters ended    Nine months ended
  Dollars in millions                             September 30        September 30
                                                 --------------    -----------------

                                                  2002    2001      2002       2001


Gains on sales of restaurant businesses          $ 38.1  $ 21.0    $ 78.5     $ 67.3
Equity in earnings of unconsolidated affiliates    14.1    13.6      29.5       50.6
Team service system payments - U.S.                                 (21.6)
Other expense                                     (32.2)   (5.7)    (36.4)     (24.3)
Special items:
   Underperforming restaurant closings                    (84.1)               (84.1)
   Asset impairment                                                 (43.0)     (24.0)
   Technology write-off and other charges                 (17.4)               (17.4)
     Total                                       $ 20.0  $(72.6)   $  7.0     $(31.9)

     Equity in earnings of unconsolidated affiliates included lower earnings from our Japanese affiliate for both periods. The team service system payments consist of payments made to U.S. owner/operators in first quarter 2002 to facilitate the introduction of a new front counter team service system. Other expense increased for both periods primarily due to higher provisions for uncollectible receivables and higher losses on property dispositions, partly offset by a benefit from the elimination of goodwill amortization.

Operating Income

     Consolidated operating income increased $83.2 million or 11% for the quarter, however, special charges of $101.5 million were included in third quarter 2001 operating income. Consolidated operating income increased $102.0 million or 5% for the nine months. Special charges of $43.0 million were included in operating income for the nine months 2002 and $125.5 million of special charges were included for the nine months 2001. See the table at the end of this release for a reconciliation of reported operating income to adjusted constant currency operating income excluding special items.

Operating income
                                                                                             Percent
Dollars in millions                                                                     Increase/(Decrease)
                                                                                ---------------------------------
                                                                                                    Adjusted
                                                                                       As           Constant
Quarters ended September 30                           2002            2001          Reported        Currency(1)
                                                 -------------- --------------- --------------- -----------------
U.S.                                                $  479.9        $ 479.3             -               -
Europe (2)                                             336.3          288.0            17              (5)
APMEA (3)                                               84.2           75.8            11              (8)
Latin America (4)                                        6.7          (22.3)          n/m             (75)
Canada (5)                                              39.3           34.7            13               2
Partner Brands                                         (10.1)         (10.4)            3               3
Corporate (6)                                         (106.5)         (98.5)           (8)            (26)
   Total operating income                           $  829.8        $ 746.6            11              (6)

Nine months ended September 30

U.S.                                                $1,400.0       $1,370.4             2               2
Europe (2)                                             877.7          775.0            13               4
APMEA (3)                                              229.6          261.1           (12)            (18)
Latin America (4)                                       (2.7)          14.2           n/m             (70)
Canada (5)                                             104.8           98.6             6               4
Partner Brands                                         (28.7)         (37.8)           24              24
Corporate (6)                                         (264.4)        (267.2)            1              (5)
   Total operating income                           $2,316.3       $2,214.3             5              (1)

(1) Excluding the effect of foreign currency translation on reported results and excluding the special items listed below.

(2) Includes $36.2 million of charges in third quarter 2001 related to the closing of underperforming restaurants.

(3) Includes asset impairment charges in Turkey of $15.9 million in first quarter 2002 and $24.0 million in second quarter 2001, and $11.4 million of charges in third quarter 2001 primarily related to the closing of underperforming restaurants.

(4) Includes $27.1 million of asset impairment charges in first quarter 2002 and $35.4 million of charges in third quarter 2001 related to the closing of underperforming restaurants.

(5) Includes $4.2 million of charges in third quarter 2001 related to the closing of underperforming restaurants.

(6) Includes $14.3 million of charges in third quarter 2001 primarily related to the write-off of certain technology investments.

n/m  Not meaningful

     U.S. operating income was relatively flat for the quarter. Lower combined operating margin dollars were offset by lower selling, general & administrative expense and higher other operating income. For the nine months, U.S. operating income increased 2% due to higher combined operating margin dollars and lower selling, general & administrative expenses. Other operating income was lower for the nine months due to the $21.6 million of payments made to U.S. owner/operators for the front counter team service system.

     Europe's adjusted operating income decreased 5% for the quarter and increased 4% for the nine months in constant currencies. Both periods reflect strong results in France and weak results in Germany. In addition, the U.K. contributed to the increase for the nine months.

     APMEA's adjusted operating income decreased 8% for the quarter and 18% for the nine months in constant currencies, primarily due to weak results in Japan and Hong Kong, partly offset by strong results in Australia for both periods. The segment's growth rate for the nine months was also negatively impacted by a gain on the sale of real estate in Singapore in first quarter 2001.

     Latin America's adjusted operating results declined significantly for the quarter and nine months as Argentina and most other markets continue to experience difficult economic conditions.

     The increases in operating income for Partner Brands were primarily driven by improved results for Chipotle and the elimination of goodwill amortization for both periods.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

Interest expense decreased for both periods primarily due to lower average interest rates, partly offset by higher average debt levels.

     Nonoperating expense for both periods reflected foreign currency translation losses in 2002 compared with foreign currency translation gains in 2001. In addition, nonoperating expense in 2001 included a write-off of a corporate investment.

     The effective income tax rate increased from 27.3% in 2001 to 32.0% in 2002 for the quarter and from 30.4% in 2001 to 32.7% in 2002 for the nine months due to the following special items that were not tax-effected for financial reporting purposes: the Turkey asset impairment charge recorded in second quarter 2001, the Japan IPO gain and certain restaurant closing charges recorded in third quarter 2001, and the asset impairment charges recorded in first quarter 2002. We expect the annual 2002 effective tax rate to be about 32.5% to 33.0%.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

In conjunction with its third quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet at 10:30 a.m. Central Time. Interested parties are invited to listen by logging on to http://www.mcdonalds.com/corporate/investor and selecting "Webcasts."

                          McDONALD'S CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Quarters ended September 30,       2002         2001         $     %
--------------------------------------------------------------------
Revenues
Sales by Company-operated
 restaurants                   $3,019.3     $2,876.9     142.4     5
Revenues from franchised
 and affiliated restaurants     1,027.7      1,002.4      25.3     3

TOTAL REVENUES                  4,047.0      3,879.3     167.7     4

Operating costs and expenses
Company-operated restaurants    2,584.8      2,440.8     144.0     6
Franchised restaurants
 --occupancy costs                214.2        203.4      10.8     5
Selling, general &
 administrative expenses          438.2        415.9      22.3     5
Other operating (income)
 expense, net                     (20.0)        72.6     (92.6)  n/m
Total operating costs
 and expenses                   3,217.2      3,132.7      84.5     3

OPERATING INCOME                  829.8        746.6      83.2    11

Interest expense                   93.8        110.6     (16.8)  (15)
McDonald's Japan IPO gain            -        (137.1)    137.1   n/m
Nonoperating expense, net          20.7         22.6      (1.9)   (8)

Income before provision
 for income taxes                 715.3        750.5     (35.2)   (5)

Provision for income taxes        228.6        205.0      23.6    12

NET INCOME                        486.7        545.5     (58.8)  (11)

NET INCOME PER
COMMON SHARE-DILUTED           $   0.38     $   0.42*    (0.04)  (10)

Weighted average common
shares outstanding-diluted      1,280.5      1,305.8


n/m   Not meaningful

  * Diluted earnings per share would have remained at $0.42 had SFAS 142 been adopted in 2001.

                          McDONALD'S CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data

                                                           Inc/(Dec)
Nine months ended September 30,    2002         2001         $     %
                               --------    ---------     -----   ---
Revenues
Sales by Company-operated
 restaurants                  $ 8,566.8    $ 8,229.3     337.5     4
Revenues from franchised
 and affiliated restaurants     2,939.7      2,869.2      70.5     2

TOTAL REVENUES                 11,506.5     11,098.5     408.0     4

Operating costs and expenses
Company-operated restaurants    7,348.3      7,025.8     322.5     5
Franchised restaurants
 --occupancy costs                622.9        598.2      24.7     4
Selling, general &
 administrative expenses        1,226.0      1,228.3      (2.3)    -
Other operating (income)
 expense, net                      (7.0)        31.9     (38.9)  n/m
Total operating costs
 and expenses                   9,190.2      8,884.2     306.0     3

OPERATING INCOME                2,316.3      2,214.3     102.0     5

Interest expense                  279.5        348.6     (69.1)  (20)
McDonald's Japan IPO gain            -        (137.1)    137.1   n/m
Nonoperating expense, net          53.1         42.6      10.5    25

Income before provision
 for income taxes and
 cumulative effect of
 accounting change              1,983.7      1,960.2      23.5     1

Provision for income taxes        647.8        595.5      52.3     9

Income before cumulative
 effect of accounting change    1,335.9      1,364.7     (28.8)   (2)

Cumulative effect of
 accounting change, net
 of tax                           (98.6)          -      (98.6)  n/m

NET INCOME                    $ 1,237.3    $ 1,364.7    (127.4)   (9)

PER COMMON SHARE-DILUTED:

 Income before cumulative
  effect of accounting change $    1.04    $    1.04*       -      -

 Cumulative effect of
  accounting change           $   (0.08)   $      -      (0.08)  n/m

 Net income                   $    0.96    $    1.04     (0.08)   (8)

Weighted average common
 shares outstanding-diluted     1,286.8      1,313.4

n/m   Not meaningful

  * Diluted earnings per share would have been $1.06 had SFAS 142 been adopted in 2001.

                        McDONALD'S SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Quarters ended September 30,    2002        2001   Reported     Currency*
------------------------------------------------------------------------
U.S.
Operated by franchisees    $ 4,105.3   $ 4,104.8          -
Operated by the Company        827.2       802.9          3
Operated by affiliates         270.9       298.8         (9)
                             5,203.4     5,206.5          -          n/a

Europe
Operated by franchisees      1,623.1     1,412.3         15
Operated by the Company      1,065.6       992.4          7
Operated by affiliates         158.0       115.5         37
                             2,846.7     2,520.2         13            3

APMEA
Operated by franchisees        555.0       521.3          6
Operated by the Company        557.9       510.2          9
Operated by affiliates         717.0       797.1        (10)
                             1,829.9     1,828.6          -           (2)

Latin America
Operated by franchisees        173.8       218.0        (20)
Operated by the Company        171.9       204.6        (16)
Operated by affiliates          12.0         8.8         36
                               357.7       431.4        (17)           8

Canada
Operated by franchisees        247.9       219.2         13
Operated by the Company        137.0       125.5          9
Operated by affiliates          15.6        46.8        (67)
                               400.5       391.5          2            3

Partner Brands
Operated by franchisees         10.2         9.7          5
Operated by the Company        259.7       241.3          8
                               269.9       251.0          8            8

Systemwide
Operated by franchisees      6,715.3     6,485.3          4
Operated by the Company      3,019.3     2,876.9          5
Operated by affiliates       1,173.5     1,267.0         (7)
                           $10,908.1   $10,629.2          3            1


  * Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

                        McDONALD'S SYSTEMWIDE SALES

Dollars in millions

------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Nine months ended September 30, 2002        2001   Reported     Currency*
------------------------------------------------------------------------
U.S.
Operated by franchisees    $12,072.8   $11,845.5          2
Operated by the Company      2,368.5     2,365.6          -
Operated by affiliates         807.7       860.5         (6)
                            15,249.0    15,071.6          1          n/a

Europe
Operated by franchisees      4,362.4     3,879.4         12
Operated by the Company      2,939.5     2,761.1          6
Operated by affiliates         405.6       329.1         23
                             7,707.5     6,969.6         11            7

APMEA
Operated by franchisees      1,522.7     1,496.0          2
Operated by the Company      1,598.8     1,428.3         12
Operated by affiliates       1,963.8     2,420.6        (19)
                             5,085.3     5,344.9         (5)          (3)

Latin America
Operated by franchisees        554.2       674.8        (18)
Operated by the Company        524.7       624.9        (16)
Operated by affiliates          28.8        18.7         54
                             1,107.7     1,318.4        (16)           2

Canada
Operated by franchisees        679.6       680.7          -
Operated by the Company        376.9       360.4          5
Operated by affiliates          42.0        53.4        (21)
                             1,098.5     1,094.5          -            2

Partner Brands
Operated by franchisees         30.1        29.7          1
Operated by the Company        758.4       689.0         10
                               788.5       718.7         10           10

Systemwide
Operated by franchisees     19,221.8    18,606.1          3
Operated by the Company      8,566.8     8,229.3          4
Operated by affiliates       3,247.9     3,682.3        (12)
                           $31,036.5   $30,517.7          2            2


  * Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

                        McDONALD'S COMPARABLE SALES

McDONALD'S RESTAURANT BUSINESS*
-------------------------------------------------------------------------
                                     Percent Increase/(Decrease)
                                  Quarters ended     Nine months ended
                                   September 30         September 30
                                2002        2001      2002       2001
-------------------------------------------------------------------------
U.S.                            (2.8)        0.6      (1.6)      (0.1)
Europe                          (1.3)       (1.2)      2.0       (2.8)
APMEA                           (8.1)       (4.2)     (9.2)      (3.5)
Latin America                    3.6        (3.3)     (2.1)      (2.4)
Canada                          (0.9)       (0.1)     (2.0)       1.4
  Brand McDonald's              (3.0)       (0.9)     (2.1)      (1.4)


 * Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

                 McDONALD'S CORPORATION OPERATING MARGINS

COMPANY-OPERATED AND FRANCHISED RESTAURANT MARGINS -
McDONALD'S RESTAURANT BUSINESS**
------------------------------------------------------------------------
                                                          % Inc/(Dec)
Quarters ended       Percent            Amount           As     Constant
 September 30,    2002    2001      2002      2001 Reported     Currency*
------------------------------------------------------------------------
Company-operated
U.S.              15.5    15.9  $  128.5  $  127.3        1          n/a
Europe            17.1    18.9     182.0     187.7       (3)         (10)
APMEA             12.2    12.2      68.0      62.4        9            5
Latin America     10.1    10.1      17.4      20.7      (16)          (7)
Canada            15.1    16.8      20.7      21.1       (2)          (1)
  Total           15.1    15.9  $  416.6  $  419.2       (1)          (4)

Franchised
U.S.              79.6    79.9  $  462.5  $  469.9       (2)         n/a
Europe            77.6    78.4     244.5     215.6       13            3
APMEA             86.1    88.3      56.7      58.7       (3)          (7)
Latin America     69.3    68.4      20.3      25.1      (19)          (1)
Canada            80.6    81.8      28.9      29.3       (1)           -
  Total           79.2    79.7  $  812.9  $  798.6        2           (1)

------------------------------------------------------------------------
                                                          % Inc/(Dec)
Nine months ended     Percent            Amount           As    Constant
 September 30,    2002    2001      2002      2001  Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              16.7    16.2  $  394.9  $  383.8        3          n/a
Europe            16.0    16.8     468.8     464.5        1           (2)
APMEA             12.3    13.2     196.3     188.3        4            3
Latin America      9.2    11.1      48.4      69.5      (30)         (26)
Canada            14.6    16.2      55.2      58.4       (5)          (4)
  Total           14.9    15.4  $1,163.6  $1,164.5        -           (1)

Franchised
U.S.              79.5    79.9  $1,357.6  $1,354.1        -          n/a
Europe            76.9    77.1     653.7     583.6       12            8
APMEA             86.1    85.9     162.9     174.6       (7)          (7)
Latin America     68.1    68.6      64.4      78.3      (18)          (6)
Canada            79.4    80.5      76.8      79.2       (3)          (1)
  Total           78.8    79.1  $2,315.4  $2,269.8        2            1

  * Excluding the effect of foreign currency translation on reported results.

 ** Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

n/a Not applicable

                 McDONALD'S CORPORATION OPERATING MARGINS

COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*
-------------------------------------------------------------------------
                          Quarters ended              Nine months ended
                           September 30                 September 30
                          2002      2001               2002      2001
-------------------------------------------------------------------------
Food & paper              33.9      34.5               34.2      34.3
Payroll & employee
  benefits                26.2      25.4               26.2      26.0
Occupancy & other
  operating expenses      24.8      24.2               24.7      24.3
     Total expenses       84.9      84.1               85.1      84.6
Company-operated margins  15.1      15.9               14.9      15.4

* Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

                     McDONALD'S RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At September 30,                       2002       2001        Inc/(Dec)
-----------------------------------------------------------------------
  U.S.*                              13,337     12,953             384
  Europe
    United Kingdom                    1,208      1,150              58
    Germany*                          1,181      1,114              67
    France                              945        884              61
    Spain                               328        294              34
    Italy                               326        303              23
    Sweden                              243        234               9
    Netherlands                         212        207               5
    Poland                              193        185               8
    Austria                             156        155               1
    Other                             1,169      1,096              73
    Total Europe                      5,961      5,622             339
  APMEA
    Japan*                            3,876      3,718             158
    Australia                           720        711               9
    China                               523        392             131
    South Korea                         360        289              71
    Taiwan                              359        341              18
    Philippines                         237        231               6
    Hong Kong                           212        185              27
    Other                             1,240      1,188              52
    Total APMEA                       7,527      7,055             472
  Latin America
    Brazil                              577        556              21
    Mexico                              250        218              32
    Argentina                           204        214             (10)
    Other                               586        558              28
    Total Latin America               1,617      1,546              71

  Canada*                             1,264      1,181              83

  Partner Brands
    Boston Market                       657        674             (17)
    Chipotle                            212        152              60
    Donatos                             208        191              17
    Aroma Cafe                            -         43             (43)
    Total Partner Brands              1,077      1,060              17

Systemwide restaurants               30,783     29,417           1,366

Countries                               121        121               -

 * Includes satellites at September 30, 2002: U.S. 1,096; Japan 1,887; Canada 315; Germany 49. At September 30, 2001: U.S. 989; Japan 1,737; Canada 286; Germany 26.

                     McDONALD'S RESTAURANT INFORMATION

RESTAURANT ADDITIONS
-----------------------------------------------------------------------
                          Quarters ended            Nine months ended
                           September 30                September 30
                          2002      2001              2002      2001
-----------------------------------------------------------------------
  U.S.                     114        74               238       149
  Europe                    66        27               167       162
  APMEA                     72        68               206       284
  Latin America             19       (28)               36        36
  Canada                    19        13                41        27
  Partner Brands            29        13                 2        52
   Systemwide additions    319       167               690       710



SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At September 30,                        2002         2001     Inc/(Dec)
-----------------------------------------------------------------------
U.S.
Operated by franchisees               10,648       10,342          306
Operated by the Company                1,986        1,902           84
Operated by affiliates                   703          709           (6)
                                      13,337       12,953          384
Europe
Operated by franchisees                3,403        3,211          192
Operated by the Company                2,275        2,182           93
Operated by affiliates                   283          229           54
                                       5,961        5,622          339
APMEA
Operated by franchisees                2,122        1,930          192
Operated by the Company                2,216        1,907          309
Operated by affiliates                 3,189        3,218          (29)
                                       7,527        7,055          472
Latin America
Operated by franchisees                  709          726          (17)
Operated by the Company                  866          779           87
Operated by affiliates                    42           41            1
                                       1,617        1,546           71
Canada
Operated by franchisees                  780          755           25
Operated by the Company                  434          358           76
Operated by affiliates                    50           68          (18)
                                       1,264        1,181           83
Partner Brands
Operated by franchisees                   52           51            1
Operated by the Company                1,025        1,009           16
                                       1,077        1,060           17
Systemwide
Operated by franchisees               17,714       17,015          699
Operated by the Company                8,802        8,137          665
Operated by affiliates                 4,267        4,265            2
                                      30,783       29,417        1,366

                         McDONALD'S CORPORATION
          RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED
        CONSTANT CURRENCY OPERATING INCOME EXCLUDING SPECIAL ITEMS

Dollars in millions

--------------------------------------------------------------------------
                          Quarters ended              Nine months ended
                           September 30                  September 30
                                       % Inc/                      % Inc/
                         2002     2001  (Dec)      2002       2001  (Dec)
--------------------------------------------------------------------------
Consolidated
As reported            $829.8   $746.6    11   $2,316.3   $2,214.3     5
Charges for
 underperforming
 restaurant closings              84.1                        84.1
Non-cash asset
 impairment charges                                43.0       24.0
Technology write-off
 and other charges                17.4                        17.4
Currency effect         (35.6)                    (43.0)
Adjusted constant
 currency              $794.2   $848.1    (6)  $2,316.3   $2,339.8    (1)

Europe
As reported            $336.3   $288.0    17   $  877.7   $  775.0    13
Charges for
 underperforming
 restaurant closings              36.2                        36.2
Currency effect         (29.0)                    (32.5)
Adjusted constant
 currency              $307.3   $324.2    (5)  $  845.2   $  811.2     4

APMEA
As reported            $ 84.2   $ 75.8    11   $  229.6   $  261.1   (12)
Charges for
 underperforming
 restaurant closings               8.3                         8.3
Non-cash asset
 impairment charges                                15.9       24.0
Technology write-off
 and other charges                 3.1                         3.1
Currency effect          (3.7)                     (2.8)
Adjusted constant
 currency              $ 80.5   $ 87.2    (8)  $  242.7   $  296.5   (18)


                                (continued)

                            McDONALD'S CORPORATION
          RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED
        CONSTANT CURRENCY OPERATING INCOME EXCLUDING SPECIAL ITEMS

Dollars in millions

--------------------------------------------------------------------------
                          Quarters ended              Nine months ended
                           September 30                  September 30
                                       % Inc/                      % Inc/
                         2002     2001  (Dec)      2002       2001  (Dec)
--------------------------------------------------------------------------

Latin America
As reported           $   6.7   $(22.3)  n/m   $    (2.7)  $  14.2   n/m
Charges for
 underperforming
 restaurant closings              35.4                        35.4
Non-cash asset
 impairment charges                                 27.1
Currency effect          (3.4)                      (9.5)
Adjusted constant
 currency             $   3.3   $ 13.1   (75)  $    14.9   $  49.6   (70)

Canada
As reported           $  39.3   $ 34.7    13   $   104.8   $  98.6     6
Charges for
 underperforming
 restaurant closings               4.2                         4.2
Currency effect           0.5                        1.8
Adjusted constant
 currency             $  39.8   $ 38.9     2   $   106.6   $ 102.8     4

Corporate
As reported           $(106.5)  $(98.5)   (8)  $  (264.4)  $(267.2)    1
Technology write-off
 and other charges                14.3                        14.3
Adjusted constant
 currency             $(106.5)  $(84.2)  (26)  $  (264.4)  $(252.9)   (5)


                                 #   #   #